Exhibit 10.61

PayPay Card General Agency Agreement

PayPay Card Corporation (“PPC”) and Yahoo! Japan Corporation (the “Payment Agent”) enter into this PayPay Card Payment Agency Agreement (this “Agreement”) based on the “General Conditions of Credit Card Merchant (Online Sales Merchant)” and the Memorandum on PayPay Card Merchant executed between the parties and dated today (collectively, the “Merchant Terms”) and the provisions set out below. In witness whereof, the parties shall prepare an electronic or magnetic record of this Agreement and affix their respective electronic signatures, and each party shall retain that record or a copy thereof. If executed as a paper instrument, then [in witness whereof] this Agreement shall be prepared in duplicate, and each party shall affix its name and seal hereto and retain one original.

Execution Date		April 1, 2023

PPC	Address Company name Name of representative	1-3 Kioicho, Chiyoda-ku, Tokyo PayPay Card Corporation Mitsuhiro Wada, Representative Director

Payment Agent	Address Company name Name of representative	1-3 Kioicho, Chiyoda-ku, Tokyo Yahoo! Japan Corporation Takao Ozawa, Representative Director

Compatible stores (Article 1, Paragraph 3)		Yahoo! Commerce (including, but not limited to, Yahoo! Shopping, Yahoo! Auctions, and LOHACO)

Merchant fee rate (Article 12)		2.33%

Term (Article 17, Paragraph 1)		From April 1, 2023 to March 31, 2024. However, even during the term of this Agreement, if either party gives the other party written notice to the effect that it wishes to terminate this Agreement specifying a termination date, at least three months in advance this Agreement shall be terminated upon the passage of that termination date. If no such notice is given, this Agreement shall automatically renew for a further term of one year, and the same applies thereafter.

General Conditions of PayPay Card Payment Agent

Article 1 Definitions

In addition to the definitions ascribed to them in the Merchant Terms, the definitions of the words and terms used in these Conditions shall be as set out in each item below.

1.

“Cards” means [credit] cards which can be used to purchase or receive the provision of Goods by presenting or notifying such [credit] cards (including other such items or numbers, official marks, and any other such codes) and which fall under either of the following:

(1)	[credit] cards which have the international brand mark of Visa Worldwide Pte. Limited or MasterCard Asia/Pacific Pte. Ltd. attached; or

(2)	[credit] cards issued by PPC (including, but not limited to, PayPay Cards).

2.

“Payment Agent” means an entity that itself complies with the Merchant Terms and, in accordance with these Conditions, (i) prescribes its own Payment Agent Terms, (ii) allows Sub-Merchants to use Cards pursuant to the Payment Agent Terms, (iii) receives the charges for Goods, and (iv) otherwise conducts various acts prescribed in these Conditions on behalf of the operators of the compatible stores.

3.

“Payment Agent Terms” means the provisions to which the Payment Agent shall cause the Sub-Merchants to comply, in accordance with these Conditions, at its own responsibility and expense as a business operator that executes agreements to handle credit card numbers, etc. pursuant to the Installment Sales Act.

4.	“Sub-Merchant” means an entity which owns a store from among the compatible stores stated in the cover sheet and that PPC has authorized the Payment Agent to [allow to] use Cards.

5.	“Merchant Agreements” means the agreements executed between the parties under terms and conditions based on, and including, the Merchant Terms, these Conditions, and the like.

Article 2 Purpose

1.

The purpose of this Agreement is to streamline settlements for charges at the compatible stores and improve the efficiency of administrative processes such as settlements for charges by enabling the Payment Agent to allow Sub-Merchants to conduct settlements at the compatible stores using Cards, as well as to realize the expansion of Card [use] and improve convenience at the compatible stores, and to contribute to the development of the businesses of PPC, the Payment Agent, and the Sub-Merchants.

2.

When performing this Agreement, the parties shall comply with the Merchant Agreements of both parties and all other relevant laws and ordinances, and neither party shall defame the social credibility or reputation of the other party.

Article 3 Payment Agent System

1.	The Payment Agent will conduct the services prescribed in each of the following items when a Sub-Merchant conducts a settlement using Cards, pursuant to the Payment Agent Terms:

(1)	investigation, addition, and modification services for compatible stores (details prescribed in Article 4);

(2)	settlement services for the charges for Goods and fees for Sub-Merchants (details prescribed in Article 5 and Article 6);

(3)	communication services for Sub-Merchants (details prescribed in Article 7);

(4)	management of Sub-Merchants (details prescribed in Article 8);

(5)	services which are incidental or related to the services prescribed in each of the preceding items; and

(6)	any other services agreed upon by the Payment Agent and the Sub-Merchants and authorized by PPC.

2.

The Payment Agent shall be granted the authority to conduct the acts pertaining to the services listed in each item of the preceding paragraph on behalf of the Sub-Merchants (representative authority), and if a Sub-Merchant declares any doubt regarding an act or the representative authority of the Payment Agent under the preceding paragraph, the Payment Agent shall resolve such doubt entirely at its own responsibility and expense.

3.	If the Payment Agent must revise the Payment Agent Terms that it prescribed, it shall do so at its own responsibility and expense and in accordance with the Payment Agent Terms and these Conditions.

Article 4 Reporting, Addition, and Modification Services for Sub-Merchants

1.

The Payment Agent shall inform the entities attempting to newly become Sub-Merchants that agreeing to and complying with the Payment Agent Terms are [required] conditions for usings Cards, and the Payment Agent shall obtain the agreement of such entities thereto.

2.

The Payment Agent shall receive from the operators of a store attempting to become a Sub-Merchant the [provision of the] information required to use Cards (the trade name, goods handled by the store, and the like) as a business operator that executes agreements to handle credit card numbers, etc. pursuant to Article 35-17-2 of the Installment Sales Act, and shall investigate the store attempting to become a Sub-Merchant. If, as a result of the investigation, the Payment Agent approves a store to use Cards as a Sub-Merchant, then the Payment Agent will disclose the information pertaining to such store to PPC.

Article 5 Settlement Services for the Charges for Goods and Fees

1.	The Payment Agent represents and warrants that it has been granted receiving agent authority by the Sub-Merchants.

2.

Pursuant to the receiving agent authority granted to the Payment Agent by each Sub-Merchant, the Payment Agent shall receive from PPC the amount obtained after subtracting the fees which the Payment Agent is obligated to pay to PPC from the charges for Goods that PPC is obligated to pay to the Payment Agent, and the Payment Agent shall settle that amount by distribution to each Sub-Merchant.

3.

Notwithstanding the provisions of the Merchant Terms, the payment from PPC to the Payment Agent to be conducted pursuant to the preceding paragraph shall be conducted by PPC sending via wire transfer to the account at the financial institution designated by the Payment Agent the amount of the charges for Goods that PPC acquired from credit card companies (the “Amount Of Usage Fees Received”) as of the deadline of the last day of each month (the “Cut-Off Date”) less the amount of the fees for the relevant month by no later than the last day of the month following the month in which the relevant Cut-Off Date falls (if that date is a bank holiday, the preceding business day). PPC shall bear any wire transfer fees incurred in relation to the aforementioned payment. PPC may change the payment date to the 10th day of the month that is two months after the month in which the Cut-Off Date falls, on the condition that PPC give advance notice to the Payment Agent.

4.

The payment obligations for charges for Goods owed by PPC to each Sub-Merchant shall be discharged by the payment to the Payment Agent under the preceding paragraph based on the receiving agent authority granted to the Payment Agent by each Sub-Merchant.

Article 6 Refund of Charges for Goods

1.

When PPC makes a request to the Payment Agent or a Sub-Merchant pursuant to the Merchant Agreements for the refund of the charges for Goods after PPC has already sent the payment for those charges for Goods to the Payment Agent pursuant to the preceding Article, PPC shall immediately notify the Payment Agent to that effect.

2.

When the Payment Agent receives the notice prescribed in the preceding paragraph and determines that there are grounds for such notice, then in respect of the charges for Goods paid by PPC pursuant to the preceding Article, the Payment Agent shall either (i) cancel the payment to the Sub-Merchant if such payment has not been completed, or (ii) request a refund from the Sub-Merchant if the payment to the Sub-Merchant has already been completed.

3.

The Payment Agent shall pay to PPC the amount equivalent to the charges for Goods it received from cancelling the payment or from the refund received from the relevant Sub-Merchant in accordance with the preceding paragraph.

Article 7 Communication Services for Sub-Merchants

1.

If PPC requests to send a communication to the Sub-Merchants and the Payment Agent determines that sending such communication is reasonably necessary, the Payment Agent shall notify the Sub-Merchants of the matters [to be communicated] designated by PPC on PPC’s behalf.

2.

The Payment Agent shall, on behalf of PPC, collect and submit to PPC documents which PPC requests the Sub-Merchants to submit in connection with settlements by Cards if PPC so requests and the Payment Agent determines that implementing such requested matters is reasonably necessary.

3.

The Payment Agent shall receive inquiries for PPC from the Sub-Merchants and report to PPC on the content of the received inquiries. In addition, the Payment Agent shall notify the Sub-Merchants of the response of PPC regarding the inquiries.

Article 8 Management of Sub-Merchants

1.	The Payment Agent shall cause the Sub-Merchants to comply with laws, regulations, and the Payment Agent Terms.

2.

The Payment Agent shall carry out business improvements for the Sub-Merchants or give guidance to the Sub-Merchants, or shall request the Sub-Merchants to conduct investigations, report, or provide materials to the Payment Agent (collectively, an “Investigation.”) if the Payment Agent determines the foregoing to be necessary for the purposes prescribed in the preceding paragraph (including the case where the Payment Agent determines the foregoing to be necessary pursuant to a demand from PPC).

3.

If PPC requests the Payment Agent to conduct an Investigation in connection with matters that PPC or a credit card company finds to be necessary, such as any business contents, the status of use of Cards by Sub-Merchants, or the contents of the Goods, then, if the Payment Agent determines the implementation of the [requested] Investigation. to be reasonably necessary, the Payment Agent shall comply with such request without delay and shall cause the relevant Sub-Merchants to do the same.

Article 9 Suspension of Use of Cards

1.

PPC may suspend or end all or part of the use of the Cards by a Sub-Merchant if PPC is able to suspend the use of Cards pursuant to the [relevant] Merchant Agreements or terminate the [relevant] Merchant Agreements. In this case, PPC shall notify the Payment Agent to that effect immediately after suspending or ending such use.

2.

If this Agreement ends or all or part of the use of Cards by a Sub-Merchant is suspended or ended pursuant to an agreement between the Payment Agent and the Sub-Merchant, the Payment Agent shall immediately notify PPC to that effect.

3.

If the Payment Agent receives from PPC the notice prescribed in Paragraph 1 or if the case referred to in the preceding paragraph applies, the Payment Agent shall promptly suspend the provision of Order-related Information to the relevant Sub-Merchants and shall carry out the necessary settings and registrations pertaining to the end or the suspension of the [use of] Cards and the like by the relevant Sub-Merchants.

4.

From among the cases referred to in the preceding paragraph, even if the use of Cards and the like by the Sub-Merchants ends, any transactions using Cards that are conducted during the period until the measures referred to in the preceding paragraph are completed shall be [conducted] in accordance with this Agreement and the Merchant Agreements.

Article 10 Each Party’s Acquisition of Information

The parties shall each acquire information generated in connection with the use of Cards and shall appropriately handle such information in accordance with their respectively prescribed privacy policies and other such rules.

Article 11 Responsibility for Service Operation

The Payment Agent shall handle any inquiries, complaints, disputes, or the like from a Customer, Sub-Merchant, or other third party regarding Cards and the like at the Payment Agent’s own responsibility and expense. However, in respect of matters which the Payment Agent cannot handle without the involvement of PPC or matters which occurred due to a reason attributable to PPC, the Payment Agent shall notify PPC thereof, and PPC shall handle such matters at its own responsibility and expense.

Article 12 Merchant Fees; Costs

1.

The Payment Agent shall pay to PPC the amount obtained by multiplying the amount of the charges for Goods settled by Cards by the merchant fee rate stated in the cover sheet and agreed on between the parties as the merchant fee for the use of Cards.

2.	Each party shall bear its own costs incurred in relation to this Agreement at its own expense, except for the cases expressly prescribed in this Agreement.

3.

PPC shall revise the merchant fee rate one time each year in accordance with the credit sales results of the Payment Agent for the period starting on January 1 and ending on December 31 each year (the “Target Period”). If PPC alters the merchant fee rate as a result of this revision, PPC shall notify the Payment Agent of the revised merchant fee rate by no later than the last day of February in the year immediately following the relevant Target Period. The revised merchant fee rate shall be applied to settlements conducted on and after April 1 [of the aforementioned year] or the date separately agreed upon by the parties.

4.

Notwithstanding the provisions of the preceding paragraph, if a change to the merchant fee rate becomes necessary due to an agreement with a Card company, a change in the rules of an international brand, or the like, PPC may change the merchant fee rate by issuing notice thereof to the Payment Agent by no later than three months prior to such change.

Article 13 Information Management of Payment Agent

1.

When handling personal information, etc. (means personal information as prescribed in the Act on the Protection of Personal Information (Act No. 57 of 2003) as well as phone numbers, email addresses, communication logs, and cookie information, etc.; the same applies hereinafter) in connection with the use of Cards, the parties shall strictly manage the personal information, etc. in accordance with laws and regulations and the guidelines of regulatory authorities.

2.

If the Payment Agent divulges personal information, etc. to a third party (including a divulgence by a Sub-Merchant), the Payment Agent shall immediately report thereon to PPC and take the measures necessary in order to minimize the occurrence and spread of damage resulting from the divulgence at its own responsibility and expense.

Article 14 Confidentiality Obligations

1.

Each party shall maintain as confidential, during and for two years after the term of this Agreement, any materials, data, and other such information disclosed or provided by the other party in connection with this Agreement, regardless of whether through writing, orally, electromagnetic means, or through any other medium, that is explicitly indicated by the other party to be confidential information at the time of disclosure (“Confidential Information”), and shall not disclose, provide, or divulge Confidential Information to any third party, or use Confidential Information for any purpose other than the performance of this Agreement without the prior written consent of the other party. However, either party may disclose Confidential Information if and to the extent required pursuant to a legally enforceable request for disclosure by a public agency, on the condition that the other party is promptly given notice of such disclosure.

2.	Notwithstanding the provisions of the preceding paragraph, the information listed in each of the following items is not included in Confidential Information:

(1)	information already held by the receiving party at the time of disclosure;

(2)	information that the receiving party develops independently without reference to Confidential Information;

(3)	information that is public knowledge at the time of disclosure; and

(4)	information that becomes public knowledge after disclosure due to a reason not attributable to the receiving party.

3.

Each party may disclose the Confidential Information received from the other party to its own officers and employees to the extent necessary for the performance of this Agreement, and to any attorney-at-law, certified public tax accountant, or other third party with a professional duty of confidentiality.

4.

A party that discloses Confidential Information to a third party after obtaining the prior written consent of the other party under Paragraph 1 or pursuant to the preceding paragraph shall cause that third party to assume and comply with equivalent confidentiality obligations to those under this Agreement, and that party is fully liable to the disclosing party for such third party’s handling of the Confidential Information.

Article 15 Use of Marks

The Payment Agent may, if necessary in order to perform the services prescribed in Article 3 and after receiving the authorization of PPC, use the trade name, trademarks, service names, logos, and the like of PPC in printed materials and digital media related to the provision of Services For Sub-Merchants.

Article 16 No Transfer of Rights and Obligations

Neither party shall transfer to a third party or provide as security all or part of its contractual status under this Agreement or its rights and obligations arising under this Agreement without the prior written consent of the other party.

Article 17 Term

1.	The term of this Agreement is as indicated in the cover sheet.

2.

If any outstanding obligations exist under this Agreement upon the termination of this Agreement, this Agreement will continue to apply with respect to those obligations until performance is completed.

Article 18 Elimination of Transactions with Anti-social Forces

1.

Each party represents that neither it nor any of its officers, employees, advisers, and other related parties, or any person with substantive control or influence on the management thereof (collectively “Officers and Employees”) currently constitutes, and covenants that neither it nor its Officers and Employees will in the future constitute, any of the following:

(1)	an organized crime group;

(2)	a member of an organized crime group or a person that ceased being a member of an organized crime group within the past five years;

(3)	an associate member of an organized crime group;

(4)	a company or organization affiliated with an organized crime group, or a member thereof;

(5)	a shareholder meeting extortionist (sokaiya to);

(6)	a corporate extortionist acting under the guise of social or political activity (shakaiundo-to hyobo goro);

(7)	a group or individual with special expertise connected to organized crime (tokushu chino boryoku shudan-to);

(8)	any person that coexists with the above; or

(9)	any other person similar to the above.

2.	Each party covenants that neither it nor any of its Officers and Employees shall, itself or through a third party, make or commit:

(1)	violent demands;

(2)	unjust demands in excess of the victim’s legal liability;

(3)	threatening behavior or violence in connection with business affairs;

(4)	the act of spreading rumors, using fraudulent means or force to damage the reputation of the other party, or obstructing the other party’s business affairs; or

(5)	any other act similar to the above.

3.

Each party represents and covenants that neither it nor its Officers and Employees have engaged in any act that falls under any of the following items during the past five (5) years since the time of execution of this Agreement:

(1)	using persons set forth in each item of Paragraph 1 (collectively referred to as “Antisocial Forces”);

(2)	being involved in Anti-social Forces, such as by providing funds or benefits thereto; or

(3)	having a socially reprehensible relationship with Anti-social Forces.

4.

Either party may terminate this Agreement and any and all agreements incidental thereto (collectively, “Agreements”) without notice if it is found that the other party or the other party’s Officers and Employees have breached any of the representations and covenants in Paragraphs 1 through 3, or have made a false declaration with respect to those representations and covenants.

5.

If it is found that either party itself, or its Officers and Employees have breached any of the representations and covenants in Paragraphs 1 through 3, or have made a false declaration with respect to those representations and covenants, the breaching party will, upon request from the other party, forfeit the benefit of time with respect to any and all obligations owed to the other party under the Agreements, and immediately repay all obligations owed to the other party in a lump sum.

6.

If any of the Agreements are terminated pursuant to Paragraph 4, the terminated party shall not make any claim against the terminating party for damages arising from the termination. In addition, in the event of any damage incurred by the terminating party due to such cancellation, the terminated party shall compensate for such damage.

Article 19 Termination for Cause; Acceleration

1.

If either party breaches all or part of its obligations under this Agreement, and fails to cure that breach or perform within a reasonable period of time specified in a demand for cure issued by the other party, the other party may immediately suspend performance of its obligations under or terminate all or part of this Agreement, without assuming any liability and without prior notice or demand for cure

2.

Either party may immediately suspend performance of its obligations under or terminate all or part of this Agreement, without assuming any liability and without prior notice or demand for cure, if the other party falls under any of the following items:

(1)	breaches any law or ordinance;

(2)

is the subject of an order for seizure, compulsory execution, or auction, or a demand for payment of delinquent taxes and public charges, due to a decline in its financial or credit status or the like;

(3)	is the subject of a disposition by a supervisory authority for the suspension of its operations or revocation of its business license or business registration;

(4)

is the subject of an order commencing bankruptcy proceedings, civil rehabilitation proceedings, corporate reorganization proceedings, special liquidation, or other legal insolvency proceedings, or begins proceedings for dissolution (including dissolution under laws and ordinances), liquidation, or an out-of-court workout;

(5)	passes a resolution to conduct a capital reduction or to abolish, suspend, or transfer all or a material part of its business;

(6)	dishonors a note or check, or otherwise becomes actually insolvent or suspends payments; or

(7)	undergoes a change in major shareholder or management, due to which the terminating party considers the continuation of this Agreement to be inappropriate.

If either party discovers that it falls under any of the circumstances listed in Item (1) through Item (6) in connection with this Agreement, the discovering party shall immediately report to the other party thereon.

3.

If either party falls under Item 2, Item 4, or Item 6 of Paragraph 2, all of that party’s obligations to the other party (not limited to obligations under this Agreement) will automatically be accelerated and immediately become due and payable in cash. The same shall apply in respect of the Payment Agent if PPC terminates this Agreement pursuant to the preceding paragraph.

4.

If this Agreement may be terminated by either party pursuant to Paragraph 1 or if one of the items in Paragraph 2 applies (excluding Item 2, Item 4, and Item 6), then, if the applicable party receives a claim from the other party, all of the obligations of the applicable party to the other party (not limited to obligations under this Agreement) will automatically be accelerated and immediately become due and payable in cash.

5.	Termination under this Article does not preclude the terminating party from seeking damages against the other party.

Article 20 Handling when Agreement Ends

1.	If this Agreement ends, PPC shall suspend the provision of the system used for settlements via Cards and the like to the Payment Agent via the method prescribed by PPC.

2.

Transactions in which Cards were used that are conducted in the period until the suspension referred to in the preceding two paragraphs [becomes effective] shall be conducted in accordance with this Agreement and the Merchant Agreements.

Article 21 Survival

Even after this Agreement ends, the provisions of Article 14 (Confidentiality Obligations), Paragraph 2 of Article 17 (Term), Paragraph 6 of Article 18 (Elimination of Transactions with Antisocial Forces), Paragraph 3 through Paragraph 5 of Article 19 (Termination for Cause; Acceleration), Article 20 (Handling when Agreement Ends), this Article, Article 22 (Consultation), Article 23 (Jurisdiction), and Article 24 (Governing Law) shall remain in [full force and] effect.

Article 22 Consultation

The parties shall consult in good faith to resolve any matter not provided for herein or any doubt which arises regarding this Agreement.

Article 23 Jurisdiction

The Tokyo District Court has exclusive jurisdiction as the court of first instance over litigation in connection with this Agreement.

Article 24 Governing Law

The formation, effect, performance, and interpretation of this Agreement are governed by the laws of Japan.

End